Exhibit 99.1

[ONEOK Letterhead]

January 22, 2003	Analyst Contact: Weldon Watson, 918-588-7158
Media Contact: Andrea Chancellor, 918-588-7570

ONEOK ANNOUNCES PRICING FOR

CONCURRENT SECURITIES OFFERINGS

Tulsa, Oklahoma – ONEOK, Inc., (NYSE:OKE), announced today that it has priced its concurrent offerings of common stock and equity units. The securities will be issued pursuant to an effective shelf registration statement. ONEOK will issue 12 million shares of common stock at $17.19 per share, and will issue $350 million in equity units. The equity units carry a cash coupon of 8.5 percent, and were issued with a maximum premium of 20 percent over the January 22, 2003, closing price of ONEOK stock, which was $17.19. The offerings are subject to customary closing conditions and are expected to close on January 28, 2003.

The offerings are subject to customary over-allotment options, and the joint book-running managers for both offerings are Banc of America Securities LLC, UBS Warburg LLC and J.P. Morgan Securities Inc.

ONEOK, Inc. is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent region of the United States. The company’s energy marketing and trading operations provide service to customers in 28 states. The company distributes natural gas in Kansas, Oklahoma and Texas, operating as Kansas Gas Service, Oklahoma Natural Gas and Texas Gas Service, serving 1.9 million customers.

Nothing herein shall constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any state or jurisdiction in which such offer,

solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offerings are being made by means of a prospectus and related prospectus supplements only, copies of which may be obtained from:

Banc of America Securities LLC, Prospectus Department
600 Montgomery Street
San Francisco, CA 94111
Telephone: 415-627-2220

UBS Warburg LLC, Equity Capital Markets
Attn: Gayle A. Hawkins
1285 Avenue of the Americas
New York, NY 10019
Telephone: 800-221-3260

J.P. Morgan Securities Inc., Prospectus Department
One Chase Manhattan Plaza
New York, NY 10081
Telephone: 212-552-5121

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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